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                                                                  EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT




To the Board of Directors and Stockholders of Kensey Nash Corporation:

         We consent to the incorporation by reference in this Registration Statement of Kensey Nash Corporation on Form S-8 of our report dated October 25, 1995, except for Note 14 as to which the date is December 6, 1995, (which report expresses an unqualified opinion, and includes an explanatory paragraph relating to the substantial doubt about the Company's ability to continue as a going concern) appearing in the registration statement on Form S-1 (File No. 33-98722) of Kensey Nash Corporation, declared effective on December 13, 1995.



DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
May 17, 1996